UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – September 27, 2012
(Date of earliest event reported)

QEP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-34778	87-0287750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 500, Denver, Colorado 80265
(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 672-6900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets.
On September 27, 2012, QEP Resources, Inc. (the “Registrant”), through its wholly-owned subsidiary, QEP Energy Company, closed its previously announced transaction with Helis Oil & Gas Company, L.L.C. (“Helis”) and certain other sellers (the “Non-Operated Sellers” and, together with Helis, the “Sellers”). The Registrant acquired certain oil and natural gas interests (the “Acquired Properties”) in North Dakota’s Williams and McKenzie counties pursuant to two related asset purchase agreements with Helis and the Non-Operated Sellers. The aggregate consideration paid to the Sellers for the acquisition was approximately $1.38 billion (the “Purchase Price”), with approximately 46% of the total Purchase Price attributed to the assets acquired from Helis. The Purchase Price is subject to final purchase price adjustments to be determined based on an effective date of July 1, 2012.
The Acquired Properties consist of approximately 27,600 net acres of producing and undeveloped oil and gas properties in the active play area for the Bakken and Three Forks Formations within the Williston Basin. The Acquired Properties have estimated aggregate net proved and probable reserves of approximately 125 million barrels of oil equivalent.
The Purchase Price was funded with borrowings under the Registrant’s existing credit facility and proceeds from the issuance of senior notes.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
QEP RESOURCES, INC.
(Registrant)

October 1, 2012
s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President and
Chief Financial Officer